UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    July 25, 2012

AspenBio Pharma, Inc.
(Exact name of registrant as specified in charter)

Colorado	001-33675	84-155338
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 South Perry Street, Castle Rock, CO	80104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 794-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

AspenBio Pharma, Inc. (the “Company”) entered into an Exclusive License Agreement (the “Agreement”) on July 25, 2012, with Ceva Santé Animale S.A. (the “Licensee”), an international animal health company, under which the Company granted the Licensee an exclusive royalty-bearing license to the Company’s intellectual property and other assets, including patent rights and know-how, relating to recombinant single chain reproductive hormone technology for use in non-human mammals (the “Company’s Animal Health Assets”).  The Company’s Animal Health Assets includes a sublicense to Licensee of the technology licensed to the Company by The Washington University pursuant to a License Agreement, dated May 1, 2004, as amended.

Under the Agreement, the Licensee obtained a worldwide exclusive license to develop, seek regulatory approval for and offer to sell, sell, market, distribute, import and export luteinizing hormone (“LH”) and/or follicle-stimulating hormone (“FSH”) products for bovine (cattle), equine and swine in the field of the assistance and facilitation of reproduction in bovine, equine and swine animals.  The Company also granted the Licensee an option and right of refusal to use certain of the licensed Animal Health Assets to develop additional animal health products outside of the licensed field of use or any diagnostic pregnancy detection tests for non-human mammals.

Under the Agreement, the Company will receive the following financial consideration for the licensed Animal Health Assets:

•	License fees of approximately $1 million payable in quarterly installments;
•
Milestone payments, totaling up to a potential of $2 million in the aggregate, based on the satisfactory conclusion of pilots studies, clinical studies, manufacturing advances, and receipt of various regulatory approvals for bovine FSH products in the field of use and a potential for milestone payments of up to an additional $2 million for development and receipt of regulatory approval for additional licensed products; and

•	Royalties based on sales of licensed products.

The obligations of the Licensee to make future license fee, milestone and royalty payments are conditioned upon the successful completion of a bovine proof of concept study that is expected to be completed by September 30, 2012.  If the foregoing condition is not met, the Licensee has the right, in its sole discretion, to terminate the Agreement.

In addition, the Agreement provides that the licensee fee installment payments shall be made by the Licensee to a joint bank account in the name of the Licensee and the Company, until the full payment is made by the Company to Novartis Animal Health pursuant to that certain Confidential Termination Agreement, dated November 15, 2011, by and between the Company and Novartis Animal Health.

The Agreement contains other standard termination, indemnification and other terms and conditions.  The Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein in its entirety.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibits

10.1	Exclusive License Agreement, dated July 25, 2012, between Ceva Santé Animale S.A. and AspenBio Pharma, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AspenBio Pharma, Inc. (Registrant)
Date: July 30, 2012	By:	/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal
Chief Financial Officer